Exhibit 99.1

INVESTOR CONTACT:	MEDIA CONTACT:
Kerri Thurston	Ted Gartner
Phone | 913/397-8200	Phone | 913/397-8200
E-Mail | investor.relations@garmin.com	E-Mail | media.relations@garmin.com

Garmin Reports Improved Second Quarter Results on Sequential Growth in Revenues and Margins and Announces 2009 Annual Dividend

Cayman Islands/August 5, 2009/Business Wire

Garmin Ltd. (Nasdaq: GRMN - news) today announced second quarter results for the period ended June 27, 2009.

Second Quarter 2009 Financial highlights:

•	Total revenue of $669 million, down 27% from $912 million in second quarter 2008
•	Automotive/Mobile segment revenue decreased 31% to $437 million
•	Outdoor/Fitness segment revenue decreased 9% to $108 million
•	Aviation segment revenue decreased 28% to $64 million
•	Marine segment revenue decreased 15% to $60 million
•	North America and Europe continued to experience year-over-year revenue declines while Asia improved:
•	North America revenue was $436 million compared to $576 million, down 24%
•	Europe revenue was $198 million compared to $307 million, down 36%
•	Asia revenue was $35 million compared to $29 million, up 21%
•	Gross margin improved to 52.6% compared to 45.8% in second quarter 2008 and 44.9% in first quarter 2009
•	Operating margin was up to 29.8% compared to 13.3% in first quarter 2009 and 26.2% in second quarter of 2008
•
Diluted earnings per share decreased 32% to $0.81 from $1.19 in second quarter 2008; pro forma EPS decreased 12% to $0.83 from $0.94 in the same quarter in 2008. (Pro forma EPS excludes the impact of foreign currency translation gain or loss and the 2008 gain on sale of TeleAtlas N.V. shares.)

•	Generated $246 million of free cash flow in second quarter 2009 for a cash and marketable securities balance of over $1.5 billion.

Year-to-Date 2009 Financial highlights:

•	Total revenue of $1.11 billion, down 30% from $1.58 billion year-to-date 2008
•	Automotive/Mobile segment revenue decreased 36% to $697 million
•	Outdoor/Fitness segment revenue decreased 1% to $188 million
•	Aviation segment revenue decreased 30% to $123 million
•	Marine segment revenue decreased 23% to $98 million
•	All geographic areas experienced a slowdown in revenues:
•	North America revenue was $702 million compared to $988 million, down 29%
•	Europe revenue was $340 million compared to $517 million, down 34%
•	Asia revenue was $64 million compared to $71 million, down 10%
•
Diluted earnings per share decreased 44% to $1.05 from $1.86 in year-to-date 2008; pro forma EPS decreased 33% to $1.08 from $1.60 in year-to-date 2008.  (Pro forma EPS excludes the impact of foreign currency translation gain or loss and the 2008 gain on sale of TeleAtlas N.V. shares.)

•	Generated $532 million of free cash flow year-to-date.

Business highlights:

•
Posted sequential revenue growth of 53% with all segments showing improved revenues and margins as the first quarter seems to have represented the low point of declining revenue caused by the global economic crisis.

•
Reported 68% sequential revenue growth in the automotive/mobile segment with sequential gross margin and operating margin improvement of 12.3% and 22.6%, respectively, as pricing, cost, and volumes improved.

•	Sold 3.7 million units in the second quarter of 2009, with PND unit growth in both North America and Asia.
•
Continued to lead in world-wide PND market share. Independent market share research indicates that we have expanded our leadership position in the North American PND market with approximately a 57% share, which is up sequentially from 53% in first quarter.  We maintained a market share of approximately 20% in Europe.

•	Introduced new marine products including chartplotters, autopilot, VHF radios and radars to further our penetration into larger boats and OEM markets.
•
Delivered our new fitness device lineup including the Forerunner® 310XT and FR 60 fitness watch.  Delivered new mapping content for outdoor products in North American and Europe which helped to boost demand for devices and content sales.

Executive overview from Dr. Min Kao, Chairman and Chief Executive Officer:

“While the macroeconomic conditions continue to dampen consumer demand, we are encouraged by the 53% sequential improvement in revenues in the second quarter.  We are also pleased with the solid margins and earnings in the quarter achieved by the various initiatives that we have taken to improve productivity, reduce expenses and utilize the strength of our balance sheet.

The automotive/mobile segment continued to show sell-through growth on a unit basis in both the North American and Asian markets and Garmin maintained its strong global market leadership position.  The sequential improvement in pricing and margins in the quarter were on target with our expectations entering the quarter.  We intend to continue to position ourselves to take advantage of the ongoing demand for portable navigation devices by delivering innovative solutions to the consumer.  Our recently introduced 1200, 1300 and 1400 nüvi®series which offer affordable navigation solutions in a sleek form factor with pedestrian capabilities have been well received, and we continue to expand the utility of in-vehicle navigation through the introduction of our first product designed specifically for the trucking market.

The outdoor/fitness segment has been our most resilient business in this down economy.  However, after nine consecutive quarters of revenue growth, we experienced a revenue decline of 9% in the second quarter as we faced difficult comparables from the second quarter of 2008 when we launched a number of new products.  We continue to believe that solid long-term potential exists in this segment.  We expect the deliveries of our new feature-rich OregonTM 550t and DakotaTM line of handhelds in the outdoor market, and Forerunner 310XT and the FR 60 line of fitness products will assist us in seeing steady revenues and margins in future quarters.

The aviation industry continues to struggle due to the lingering effects of the economic crisis, and we do not anticipate significant growth until overall market conditions show consistent stabilization.  We did recently introduce new products and features to the aviation community at the annual Oshkosh air show that clearly continue our technological leadership in the avionics industry.  These announcements included: the GTS family of products which brings traffic advisory services to the cockpit, the G500 which is an affordable retrofit option, and the G3X which is designed for experimental and light sport aircraft (our first offering to this market).  At a time when many competitors have reduced research and development spending and new product introductions, Garmin continues to invest and innovate gaining market share and being positioned to grow as the aviation industry recovers.

The marine segment posted strong sequential growth at 58% as we entered the boating season.  While the general marine market was down as much as 40%, we were able to significantly outperform the market on the strength of our marine product lineup.  We were pleased with the revenue level and the margins that the business was able to deliver in the quarter.  As we look toward the back half of the year, we are excited to deliver new navigation, communication and radar products that should further our growing position in the marine industry.  While we do not expect to post growth until the macroeconomic conditions improve, we do expect that year-over-year declines will continue to improve throughout the year.”

Financial overview from Kevin Rauckman, Chief Financial Officer:

“We are pleased with our financial results for the second quarter given the tough economic conditions facing the consumer today,” said Kevin Rauckman, Chief Financial Officer of Garmin Ltd.  “While our revenue and pro forma earnings per share during the quarter fell 27% and 12% respectively on a year-over-year basis, we posted strong sequential growth in both metrics and continued to manage the business exceptionally well allowing for significant margin expansion.

Gross margin for the overall business in the second quarter was 52.6% with all four segments posting year-over-year margin improvement.   The automotive/mobile segment gross margin was much improved at 45% compared to 39% in the second quarter of 2008.  Improvement was driven by sequential average selling price growth, foreign currency fluctuations and continued benefit from material cost reductions.  Gross margin for the other three segments also improved when compared with the year-ago quarter with outdoor/fitness increasing most significantly from 57% to 68% as we took advantage of the product mix, stable prices and material cost reductions.

Operating margin increased from 13.3% to 29.8% in the current quarter on a sequential basis and from 26.2% in the year-ago quarter.  The sequential operating margin expansion occurred across all segments as revenues grew sequentially and operating costs declined as a percent of sales.  Total operating expenses decreased by $26 million on a year-over-year basis.  We reduced advertising expenses by $24 million, or 42%, and other selling, general and administrative expenses by $5 million, or 7%.  Research and development costs increased by $3 million, or 5%, when compared to the year-ago quarter as we continue to hire engineers to support our product initiatives.

We also generated $246 million of free cash flow in the second quarter of 2009, resulting in a cash and marketable securities balance of just over $1.5 billion at the end of the quarter.”

Dividend Announcement

The Garmin Board of Directors has approved an annual cash dividend of $0.75 per share.  The dividend is payable to shareholders of record on December 1, 2009 and will be paid on December 15, 2009.

Non-GAAP Measures

Pro Forma net income (earnings) per share

Management believes that net income per share before the impact of foreign currency translation gain or loss and other one-time items is an important measure.  The majority of the Company’s consolidated foreign currency translation gain or loss results from translations involving the Euro, the British Pound Sterling and the Taiwan Dollar at the end of each reporting period of the significant cash and marketable securities, receivables and payables held in U.S. dollars by the Company’s various subsidiaries.  Such translation is required under GAAP because the functional currency of the subsidiaries differs from the currency in which various assets and liabilities are held.  However, there is minimal cash impact from such foreign currency translation.  Accordingly, earnings per share before the impact of foreign currency translation gain or loss allow an assessment of the Company’s operating performance before the non-cash impact of the position of the U.S. Dollar versus other currencies, which permits a consistent comparison of results between periods.   The 2008 gain on sale of TeleAtlas N.V. shares is also excluded below as a one-time item.

The following table contains a reconciliation of GAAP net income per share to pro forma net income per share.

Garmin Ltd. And Subsidiaries Net income per share (Pro Forma) ( in thousands, except per share information)

	13-Weeks Ended		26-weeks Ended
	June 27,	June 28,	June 27,	June 28,
	2009	2008	2009	2008

Net Income (GAAP)	$161,871	$256,092	$210,409	$403,871
Foreign currency (gain) / loss, net of tax effects	$3,918	$(17,465)	$5,893	$(14,226)
Gain on sale of equity securities, net of tax effects	-	$(37,006)	-	$(41,269)
Net income (Pro Forma)	$165,789	$201,622	$216,302	$348,377

Net income per share (GAAP):
Basic	$0.81	$1.20	$1.05	$1.88
Diluted	$0.81	$1.19	$1.05	$1.86

Net income per share (Pro Forma)
Basic	$0.83	$0.94	$1.08	$1.62
Diluted	$0.83	$0.94	$1.08	$1.60

Weighted average common shares outstanding:
Basic	200,296	213,756	200,364	215,130
Diluted	200,853	215,572	200,814	217,274

Free cash flow

Management believes that free cash flow is an important financial measure because it represents the amount of cash provided by operations that is available for investing and defines it as operating cash flow less capital expenditures for property and equipment.

The following table contains a reconciliation of GAAP net cash provided by operating activities to free cash flow.

Garmin Ltd. And Subsidiaries Free Cash Flow ( in thousands)

	13-Weeks Ended		26-weeks Ended
	June 27,	June 28,	June 27,	June 28,
	2009	2008	2009	2008

Net cash provided by operating activities	$256,272	$87,716	$555,688	$280,181
Less: purchases of property and equipment	$(10,207)	$(53,227)	$(23,343)	$(79,917)
Free Cash Flow	$246,065	$34,489	$532,345	$200,264

Earnings Call Information

The information for Garmin Ltd.’s earnings call is as follows:

When:	Wednesday, August 5, 2009 at 10:30 a.m. Eastern
Where:	http://www.garmin.com/aboutGarmin/invRelations/irCalendar.html
How:	Simply log on to the web at the address above or call to listen in at 800-891-6383.
Contact:	investor.relations@garmin.com

A phone recording will be available for five business days following the earnings call and can be accessed by dialing 800-642-1687 or (706) 645-9291 and utilizing the access code 17918247.  An archive of the live webcast will be available until September, 2009 on the Garmin website at http://www.garmin.com.  To access the replay, click on the Investor Relations link and click over to the Events Calendar page.

This release includes projections and other forward-looking statements regarding Garmin Ltd. and its business.  Any statements regarding the company’s estimated earnings and revenue for fiscal 2009, the Company’s expected segment revenue growth rate, margins, the number of new products to be introduced in 2009 and the company’s plans and objectives are forward-looking statements.  The forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially as a result of risk factors affecting Garmin, including, but not limited to, the risk factors that are described in the Annual Report on Form 10-K for the year ended December 27, 2008 filed by Garmin with the Securities and Exchange Commission (Commission file number 0-31983).  A copy of Garmin’s 2008 Form 10-K can be downloaded from

http://www.garmin.com/aboutGarmin/invRelations/finReports.html.

The global leader in satellite navigation, Garmin Ltd. and its subsidiaries have designed, manufactured, marketed and sold navigation, communication and information devices and applications since 1989 – most of which are enabled by GPS technology.  Garmin’s products serve automotive, mobile, wireless, outdoor recreation, marine, aviation, and OEM applications. Garmin Ltd. is incorporated in the Cayman Islands, and its principal subsidiaries are located in the United States, Taiwan and the United Kingdom. For more information, visit Garmin's virtual pressroom at www.garmin.com/pressroom or contact the Media Relations department at 913-397-8200.

Garmin, nüvi, and Forerunner are registered trademarks, and Oregon and Dakota are trademarks of Garmin Ltd. or its subsidiaries.   All other brands, product names, company names, trademarks and service marks are the properties of their respective owners. All rights reserved.

Garmin Ltd. And Subsidiaries Condensed Consolidated Balance Sheets (In thousands, except share information)

	(Unaudited)
	June 27,	December 27,
	2009	2008
Assets
Current assets:
Cash and cash equivalents	$958,909	$696,335
Marketable securities	18,889	12,886
Accounts receivable, net	519,433	741,321
Inventories, net	323,161	425,312
Deferred income taxes	59,331	49,825
Prepaid expenses and other current assets	65,081	58,746

Total current assets	1,944,804	1,984,425

Property and equipment, net	443,026	445,252

Marketable securities	524,935	262,009
Restricted cash	2,066	1,941
Licensing agreements, net	20,647	16,013
Other intangible assets, net	208,888	214,941

Total assets	$3,144,366	$2,924,581

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$137,360	$160,094
Salaries and benefits payable	28,396	34,241
Accrued warranty costs	79,968	87,408
Accrued sales program costs	69,554	90,337
Other accrued expenses	94,118	87,021
Income taxes payable	20,142	20,075

Total current liabilities	429,538	479,176

Deferred income taxes	14,514	4,070
Non-current taxes	236,927	214,366
Other liabilities	1,231	1,115

Stockholders' equity:
Common stock, $0.005 par value, 1,000,000,000 shares authorized:
Issued and outstanding shares - 200,505,000 as of
June 27, 2009 and 200,363,000 as of
December 27, 2008	1,000	1,002
Additional paid-in capital	23,264	-
Retained earnings	2,472,912	2,262,503
Accumulated other comprehensive gain/(loss)	(35,020)	(37,651)

Total stockholders' equity	2,462,156	2,225,854
Total liabilities and stockholders' equity	$3,144,366	$2,924,581

Garmin Ltd. And Subsidiaries Condensed Consolidated Statements of Income (Unaudited) (In thousands, except per share information)

	13-Weeks Ended		26-Weeks Ended
	June 27,	June 28,	June 27,	June 28,
	2009	2008	2009	2008

Net sales	$669,104	$911,671	$1,105,803	$1,575,476

Cost of goods sold	317,490	494,543	558,194	838,233

Gross profit	351,614	417,128	547,609	737,243

Advertising expense	34,023	58,327	57,248	96,456
Selling, general and administrative expense	62,186	66,701	121,963	126,397
Research and development expense	56,253	53,597	111,287	103,154
Total operating expense	152,462	178,625	290,498	326,007

Operating income	199,152	238,503	257,111	411,236

Interest income	5,190	9,801	10,286	18,127
Foreign currency	(4,836)	21,561	(7,274)	17,562
Gain on sale of equity securities	-	45,686	-	50,949
Other	335	612	(359)	732
Total other income	689	77,660	2,653	87,370

Income before income taxes	199,841	316,163	259,764	498,606

Income tax provision	37,970	60,071	49,355	94,735

Net income	$161,871	$256,092	$210,409	$403,871

Net income per share:
Basic	$0.81	$1.20	$1.05	$1.88
Diluted	$0.81	$1.19	$1.05	$1.86

Weighted average common
shares outstanding:
Basic	200,296	213,756	200,364	215,130
Diluted	200,853	215,572	200,814	217,274

Garmin Ltd. And Subsidiaries Condensed Consolidated Statements of Cash Flows (Unaudited) (In thousands)

	26-Weeks Ended
	June 27,	June 28,
	2009	2008
Operating Activities:
Net income	$210,409	$403,871
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation	26,335	18,690
Amortization	15,914	8,430
Gain on sale of property and equipment	(108)	(208)
Provision for doubtful accounts	(5,223)	3,977
Deferred income taxes	(718)	17,342
Foreign currency transaction gains/losses	(4,493)	25,428
Provision for obsolete and slow moving inventories	14,111	28,326
Stock compensation expense	21,029	18,253
Realized gains on marketable securities	(1,274)	(72,445)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	233,166	307,580
Inventories	89,044	(141,180)
Other current assets	(2,415)	8,110
Accounts payable	(23,175)	(213,507)
Other current and non-current liabilities	(4,838)	(102,909)
Income taxes payable	(5,140)	(25,341)
Purchase of licenses	(6,936)	(4,236)
Net cash provided by operating activities	555,688	280,181

Investing activities:
Purchases of property and equipment	(23,343)	(79,917)
Proceeds from sale of property and equipment	(7)	8
Purchase of intangible assets	(3,496)	(997)
Purchase of marketable securities	(341,423)	(344,119)
Redemption of marketable securities	68,173	390,179
Change in restricted cash	(125)	14
Acquisitions, net of cash acquired	0	(34,768)
Net cash used in investing activities	(300,221)	(69,600)

Financing activities:
Proceeds from issuance of common stock from
exercise of stock options	310	2,050
Proceeds from issuance of common stock from
stock purchase plan	3,712	5,144
Stock repurchase	(1,849)	(318,471)
Tax benefit related to stock option exercise	65	1,965
Net cash provided by/(used in) financing activities	2,238	(309,312)

Effect of exchange rate changes on cash and cash equivalents	4,869	15,524

Net increase/(decrease) in cash and cash equivalents	262,574	(83,207)
Cash and cash equivalents at beginning of period	696,335	707,689
Cash and cash equivalents at end of period	$958,909	$624,482

Garmin Ltd. And Subsidiaries Revenue, Gross Profit, and Operating Income by Segment (Unaudited)

	Reporting Segments
	Outdoor/		Auto/
	Fitness	Marine	Mobile	Aviation	Total

13-Weeks Ended June 27, 2009

Net sales	$108,009	$60,198	$436,718	$64,179	$669,104
Gross profit	$73,215	$35,780	$195,075	$47,544	$351,614
Operating income	$50,416	$21,342	$106,712	$20,682	$199,152

13-Weeks Ended June 28, 2008

Net sales	$119,147	$71,178	$631,883	$89,463	$911,671
Gross profit	$67,908	$40,120	$243,720	$65,380	$417,128
Operating income	$45,445	$24,068	$129,190	$39,800	$238,503

26-Weeks Ended June 27, 2009

Net sales	$188,013	$98,215	$696,304	$123,271	$1,105,803
Gross profit	$121,639	$58,658	$279,258	$88,054	$547,609
Operating income	$78,920	$31,914	$111,318	$34,959	$257,111

26-Weeks Ended June 28, 2008

Net sales	$189,641	$127,185	$1,083,742	$174,908	$1,575,476
Gross profit	$105,347	$72,583	$439,614	$119,699	$737,243
Operating income	$64,756	$41,904	$236,831	$67,745	$411,236